Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2015 Results and Comments on its Recent Acquisition Announcement

PITTSBURGH, PA – May 11, 2015 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the first quarter ended March 31, 2015 and provided commentary on its recently announced agreement to purchase the U.S. IT staffing business of Hudson Global.

First Quarter 2015 Highlights:

•	Revenues totaled $27.1 million compared to $28.7 million in the 2014 first quarter;

•	$0.09 diluted earnings per share (excluding severance costs) versus $0.20 per diluted share in the 2014 first quarter;

•	Consultants-on-Billing essentially flat during the first quarter of 2015;

•	Leadership changes / organizational realignments completed during the first quarter of 2015.

First Quarter Results:

Revenues for the first quarter of 2015 totaled $27.1 million compared to $28.7 million during the corresponding quarter last year. Gross profit in the first quarter of 2015 was $4.7 million compared to $5.2 million in the first quarter of 2014. Consolidated net income for the first quarter of 2015 totaled $195,000 or $0.04 per diluted share, compared to $869,000 or $0.20 per diluted share, during the same period last year. Consolidated net income in the 2015 first quarter included $305,000 of pre-tax severance costs related to a change in sales leadership, which impacted diluted earnings per share by $0.05.

Demand for the Company’s staffing services was solid for much of the quarter after some weakness in the first half of January. Gross margins in the first quarter of 2015 were 17.3% compared to 18.2% in the first quarter of 2014. Higher bench costs related to the start-up of our technology practice group and higher benefit costs related to the Affordable Care Act contributed to the lower margin performance in the first quarter of 2015.

Commenting on the Company’s first quarter 2015 performance, Kevin Horner, Mastech’s Chief Executive Officer, stated, “As we discussed in our Fourth Quarter 2014 earnings call, we expected our financial results for the first half of 2015 to be down as compared to 2014. Nonetheless, consultant on billing (COB) growth in the last two months of the quarter was an encouraging sign. With our leadership changes and organizational realignments in place, I am starting to see clear improvements in the business as we enter the second quarter.”

Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our financial position at March 31, 2015 remains strong with no outstanding debt, $2.9 million of cash balances on hand and $16.4 million of borrowing capacity available to us. During the quarter, we repurchased 20,891 shares of common stock at an average price of $9.59. At March 31, 2015 we had approximately 472,000 shares available for purchase under our existing stock repurchase program.”

Comments on the Proposed Acquisition of Hudson Global’s U.S IT Staffing Business:

Earlier today, Mastech announced that it signed a definitive asset purchase agreement to acquire Hudson Global’s U.S. IT staffing business. Commenting on the proposed acquisition, Kevin Horner stated, “This acquisition will provide Mastech with an impressive list of direct retail client relationships. We plan to maintain this relationship-focused business and all of its sales and recruiting staff. Additionally, we believe that there will be opportunities to leverage the advantages of Mastech’s high-volume, low cost recruiting engine to enhance client value. I am very excited about this opportunity, which is expected to be immediately accretive to earnings and is estimated to increase Mastech’s revenue run-rate by close to 30 percent.” Subject to the completion of customary closing conditions, the acquisition is expected to close in the second quarter of 2015.

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on May 12, 2015 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 19, 2015.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to Mastech from completing the acquisition and the expected performance of Mastech following completion of the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2014.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$2,853	$2,568
Accounts receivable, net	15,348	15,226
Prepaid and other current assets	949	926
Deferred income taxes	210	120

Total current assets	19,360	18,840

Equipment, enterprise software and leasehold improvements, net	703	701

Deferred income taxes	177	188

Deferred financing costs, net	46	51

Non-current deposits	232	264

Total assets	$20,518	$20,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,918	$1,514
Accrued payroll and related costs	4,944	5,012
Deferred revenue and other liabilities	542	650

Total current liabilities	7,404	7,176

Total liabilities	7,404	7,176

Shareholders’ equity:
Common stock, par value $0.01 per share	51	51
Additional paid-in capital	12,967	12,733
Retained earnings	4,219	4,024
Accumulated other comprehensive loss	(7)	(25)
Treasury stock, at cost	(4,116)	(3,915)

Total shareholders’ equity	13,114	12,868

Total liabilities and shareholders’ equity	$20,518	$20,044

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2015	2014

Revenues	$27,060	$28,684

Cost of revenues	22,373	23,459

Gross profit	4,687	5,225

Selling, general and administrative expenses	4,359	3,831

Income from operations	328	1,394

Other income/(expense), net	(17)	8

Income before income taxes	311	1,402

Income tax expense	116	533

Net Income	$195	$869

Earnings per share:
Basic	$0.05	$0.20

Diluted	$0.04	$0.20

Weighted average common shares outstanding:
Basic	4,328	4,310

Diluted	4,441	4,440